EXHIBIT 99.1

 PRESS RELEASE

SENORX ANNOUNCES CEO TO TAKE MEDICAL LEAVE OF ABSENCE

IRVINE, Calif., February  8 – SenoRx, Inc. (NASDAQ: SENO) today announced that Chairman and Chief Executive Officer Lloyd H. Malchow is taking an indefinite medical leave of absence due to illness, and that John T. Buhler, President and Chief Operating Officer of SenoRx, will serve as acting CEO.  Mr. Malchow will continue to serve on the company’s Board of Directors and will remain involved in major strategic decisions during his leave of absence. Mr. Malchow has been diagnosed with cancer and will undergo medical treatment during his leave of absence.

“I am taking leave from SenoRx at a time when the organization is as strong as it’s ever been and has been performing well,” said Malchow.  “Our management succession plan has been in place for sometime now and I am confident in John’s ability to lead the company forward in implementing and refining the company’s strategic plan.  I feel it is in both my best interest and that of SenoRx that I focus exclusively on addressing this health challenge, and allowing the company to move forward under John’s leadership.”

Mr. Buhler joined SenoRx in May 2008 with more than 25 years experience in the medical device field.  Mr. Buhler has served as our President and Chief Operating Officer since October 2009. From April 2009 to October 2009 he served as our Senior Vice President and Chief Commercial Officer. From October 2008 until April 2009 he served as our Vice President of Global Sales and Business Development and from May 2008 until October 2009 he served as our Vice President of International Sales and Business Development. From August 2005 to May 2008, Mr. Buhler served as President and Chief Executive Officer at Ultrasonix Medical Corporation, a privately held manufacturer of high-quality diagnostic ultrasound imaging equipment. From 1998 to 2005, Mr. Buhler held various positions at General Electric, last serving as Vice President and General Manager of GE's Ultrasound Performance Technologies Division. Prior to 1998, Mr. Buhler held various positions with Diasonics Inc., a global medical imaging device manufacturer, last serving as Vice President of Operations. Mr. Buhler earned his B.S. in Business Administration and Human Resources at Dominican College, Blauvelt, New York, and is completing the M.B.A. program at the University of Wisconsin, Milwaukee.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132